Exhibit 5.1

October 12, 2012

Avra, Inc.

Exchange, Ocho Rios, P.O.
St. Anna, Jamaica, West Indies

Gentlemen:

You have requested our opinion, as counsel for Avra Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 19,597,800 shares (the “Shares”) of our common stock, par value $0.00001 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders are duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ ANSLOW + JACLIN LLP

ANSLOW + JACLIN LLP

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